Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

Fidus Investment Corporation and Subsidiaries

Our audit of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated March 7, 2013 appearing in the accompanying registration statement on Form N-2 of Fidus Investment Corporation also included an audit of the senior securities table appearing on page 60. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ McGladrey LLP

Chicago, Illinois

March 7, 2013